Exhibit 10.33

1999 LONG TERM INCENTIVE PLAN AWARD FOR JANUARY 24, 2008
RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT made as of January 24, 2008, by and between YUM! Brands, Inc., a North Carolina corporation having its principal office at 1441 Gardiner Lane, Louisville, Kentucky  40213 ("YUM!") and the "Participant".

W I T N E S S E T H:

WHEREAS, the shareholders of YUM! approved the Long Term Incentive Plan (the "Plan"), for the purposes and subject to the provisions set forth in the Plan;

WHEREAS, pursuant to authority granted to it in said Plan, the Compensation Committee of the Board of Directors of YUM! (the "Committee"), has granted to Participant restricted stock units (to be known hereinafter as “Yum Restricted Stock Units” or “YRSUs”) with respect to the number of shares of YUM! Common Stock as set forth below;

WHEREAS, YRSUs granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine; and

WHEREAS, in consideration of this Award, the Participant is required to agree to restrictions on competition and solicitation as set forth in this Agreement;

NOW, THEREFORE, it is mutually agreed as follows:

1. Terms of Award.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is David C. Novak.

(b)	The “Grant Date” is January 24, 2008.

(c)
The number of “Units” granted under this Agreement is 187,398 Units.  Each “Unit” represents the right to receive one share of Stock as of the Delivery Date, to the extent that the Participant is vested in such Units as of the Delivery Date, subject to the terms of this Agreement and the Plan.

(d)
The “Delivery Date” shall be the day that is six months after the date on which the Participant incurs a Separation from Service; provided that if the Participant’s Separation from Service occurs by reason of his death, the “Delivery Date” will be his date of death.

Other words and phrases used in this Agreement are defined in the Plan or elsewhere in this Agreement.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2. Award.  The Participant is hereby granted the number of Units set forth in paragraph 1.

3. Dividends and Voting Rights.  The Participant will be credited with additional Units to reflect dividends payable with respect to Stock during the period between the Grant Date and the date shares are delivered to the Participant pursuant to paragraph 5.  The number of Units to be credited by reason of dividends shall equal the number of shares of Stock which could be purchased with the dividends (assuming each Unit was a share of Stock), based on the value of such Stock at the time such dividends are paid.  Dividends shall be vested at the time, if any, at which the Units granted in accordance with paragraph 1 of this Agreement are vested.  No dividends shall be credited to or for the benefit of the Participant for Units with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Units.  The Participant shall not be a shareholder of record with respect to the Units and shall have no voting rights with respect to the Units prior to the Delivery Date.

4. Vesting and Forfeiture.  If a Separation from Service does not occur prior to the four-year anniversary of the Grant Date, then the Participant shall become vested in all Units credited to the Participant under this Agreement on such four-year anniversary, subject to the provisions of paragraph 8.  If a Change in Control occurs prior to the four-year anniversary of the Grant Date and prior to the Participant’s Separation from Service, then the Participant shall become vested in all Units credited to the Participant under this Agreement on the Change in Control, subject to the provisions of paragraph 8.  If the Participant’s Separation from Service occurs prior to the four-year anniversary by reason of death or disability, then the Participant shall become vested in all Units credited to the Participant under this Agreement on the Separation from Service, subject to the provisions of paragraph 8.  If the Participant’s Separation from Service occurs for reasons other than death or disability prior to the four-year anniversary of the Grant Date and prior to a Change in Control, the Participant shall forfeit all Units on Separation from Service.  "Disability" shall mean the total disability of the Participant as determined by the Committee, upon the basis of such evidence as the Committee deems necessary and advisable.

5. Delivery of Shares.  If the Participant is vested in the Units as of the Separation from Service, and prior to delivery of the shares in accordance with this paragraph 5, such Units have not been forfeited in accordance with paragraph 8, then, on the Delivery Date, the Participant shall receive one share of Stock for each Unit credited to the Participant, subject to the terms of this Agreement and the Plan.  As of the date of distribution of Shares with respect to any Units, such Units shall be canceled.

6. Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock (i) which the Participant already owns; or (ii) to which the Participant is otherwise entitled under the Plan; provided, however, that shares described in this clause (ii) may be used to satisfy not more than the minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

7. Heirs and Successors.  This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to YUM!, whether by merger, consolidation or the sale of all or substantially all of the assets of YUM!.  YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.  This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the YRSUs may be transferred by will or the applicable laws of descent and distribution.  If any rights exercisable by the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

8. Non-Compete and Non-Solicitation.  During the period beginning on the Grant Date and continuing until the two-year anniversary of the Separation from Service, and regardless of whether the Participant’s Separation from Service occurs before, at, or after the four-year anniversary of the Grant Date, the Participant covenants and agrees as follows:

(a)
He shall not, without the prior written consent of the Chairman of the Compensation Committee of Yum!, Participate (as defined below) in the management of any national or international quick service restaurant organization headquartered in the United States or doing business in the United States or Asia, including the following entities and each of their subsidiaries or successor companies:

- McDonald’s Corporation
- Wendy’s Corporation
- Burger King Corporation
- AFC Enterprises, Inc.
- Subway Restaurants

- Domino’s Pizza
- Little Caesar’s Pizza

For purposes of this paragraph (a), “Participate” shall mean: (A) holding a position in which the Participant directly manages such a business entity; (B) holding a position in which anyone else who directly manages such a business entity is in the Participant’s reporting chain or chain-of-command, regardless of the number of reporting levels between them; or (C) providing input, advice, guidance, or suggestions in any material respect regarding the management of such a business entity to anyone responsible therefore.

(b)
He shall not directly or indirectly solicit or encourage any employee of Yum! or any Subsidiary who was an employee of the Company or Subsidiary as of the Participant’s Separation from Service, to leave the Company or Subsidiary or accept any position with any other entity.

(c)
He shall not directly or indirectly contact any then-existing franchisees or vendors of the Company or the Subsidiaries for the purpose of soliciting or encouraging such franchisees or vendors to alter their relationship with the Company or Subsidiaries in any way that would be adverse to the Company or Subsidiary.

(d)
If, prior to the Distribution Date, the Participant violates any of the provisions of this paragraph 8, he shall forfeit all YRSUs and the right to distribution of shares (or other amounts) in settlement of those YRSUs.

(e)
The Participant acknowledges that the Company would be irreparably injured by a violation of this paragraph 8, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Participant from any actual or threatened breach of this paragraph 8.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(f)	The restrictions imposed by this paragraph 8 shall be in addition to the restrictions imposed by subsection 6.5 of the Plan.

9. Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

10. Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of YUM!; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

11. Fractional Shares.  In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to paragraph 4.2(f) of the Plan or otherwise, YUM! will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

12. Not An Employment Contract.  The Award will not confer on the Participant any right with respect to continuance of employment or other service with YUM! or any Subsidiary, nor will it interfere in any way with any right YUM! or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13. Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the records of YUM!, or if to YUM!, at the principal executive office of YUM!.

14. No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Award, until a stock certificate has been duly issued as provided herein.

15. Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and YUM! without the consent of any other person.

16. Rights to Future Grants; Compliance with Law.  By entering into this Agreement, the Participant acknowledges and agrees that the award and acceptance of YRSUs pursuant to this Agreement does not entitle the Participant to future grants of stock options or other awards under the Plan or any other plan.  The Participant further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of YRSUs, including, without limitation, currency and exchange laws, rules and regulations.

17. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

18. Agreement by Participant.  As a condition of receiving this Award, the Participant must sign and return a copy of this Agreement to Laura Warren not later than February 1, 2008.  Failure to return a signed copy by that deadline will cause the Award to expire, and the Participant shall have no rights under this Award.

19. Separation from Service.  For purposes of this Agreement, the term “Separation from Service” shall have the meaning ascribed to it in Code §409A, including the regulations and other guidance thereunder.

IN WITNESS WHEREOF, the Participant has executed this Agreement, and YUM! has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

__________________________________________

YUM! Brands, Inc.

By: ______________________________________

Its: ______________________________________